Exhibit 10.5

SECOND AMENDMENT TO THE AMENDED AND RESTATED UNITED STATES
TAX AGREEMENT

for

NCL CORPORATION LTD.

This Second Amendment (this “Amendment”) to the AMENDED AND RESTATED UNITED STATES TAX AGREEMENT of NCL Corporation Ltd., a company organized under the laws of Bermuda is made effective as of September 29, 2014, by Norwegian Cruise Line Holdings Ltd., a company organized under the laws of Bermuda and the Members, as defined in the Agreement.

A.           The Members and the Company entered into that certain AMENDED AND RESTATED UNITED STATES TAX AGREEMENT on January 24, 2013 (the “Agreement”).

B.           The Company and the Members desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, the Agreement shall be amended as follows:

1.           Tax Distributions.   Section 3(a) of the Agreement shall be amended and restated in its entirety as follows:

“(a)   Generally.    The Principal Member may cause, in its sole and absolute discretion, the Company to distribute cash to the Members. Any distributions to the Members pursuant to this Section 3(a) generally shall be made to the Members pro rata in accordance with their Membership Percentages, provided, however, that the Principal Member may cause the Company to pay a dividend or make a distribution solely to the Principal Member, as otherwise permitted by applicable law, for such corporate or business purposes as the Principal Member shall deem necessary or appropriate in its sole and absolute discretion. In the event that the Company pays any dividend or makes any distribution to the Principal Member that is not paid or made pro rata to the other Members in accordance with their Membership Percentages, the Company shall make appropriate adjustments to the Principal Member’s Units, Membership Percentage and Capital Account, all as reflected on the Member Schedule maintained by the Company, in accordance with Section 3(e) to appropriately reflect the relative economic interests of the Members.”

2.           Unit Adjustments.   Section 3 shall be amended by adding a new paragraph (e) as follows:

“(e) Unit Adjustments, etc.  To the extent the Company pays any dividend or makes any distribution to the Principal Member that is not made pro rata to the other Members in accordance with their Membership Percentages as provided in Section 3(a), the Company shall reduce the number of Units held by the Principal Member, with corresponding

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changes to its Membership Percentage and Capital Account, based on the amount of such dividend or distribution and the then fair market value per Unit, to appropriately reflect the relative economic interests of the Members. To the extent the Principal Member contributes cash or assets to the Company, the Company shall increase the number of Units held by the Principal Member, with corresponding changes to its Membership Percentage and Capital Account, based on the amount of cash or the fair market value of the assets so contributed and the then fair market value per Unit, to appropriately reflect the relative economic interests of the Members. In each case, the Company shall make the appropriate updates to the Member Schedule.”

3.           Miscellaneous.   Except to the extent set forth in this Amendment, the Agreement remains in full force and effect. If the provisions of this Amendment conflict with the provisions of the Agreement, then the provisions of this Amendment shall prevail.

4.           Governing Law.   This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

5.           Counterparts.   This Amendment may be executed in any number of counterparts, including by facsimile transmission, with the effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Kevin M. Sheehan
Name: Kevin M. Sheehan
Title: President and Chief Executive Officer